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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Acme Packet, Inc.
(Name of Issuer)
Common Stock, $.0001 par value
(Title of Class of Securities)
0001130258
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	0001130258	Page	2	of	25

1	NAMES OF REPORTING PERSONS: Canaan Equity II L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Partnership

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,131,873

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,131,873

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,131,873

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	0001130258	Page	3	of	25

1	NAMES OF REPORTING PERSONS: Canaan Equity II L.P. (QP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Partnership

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		953,648

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		953,648

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	953,648

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	0001130258	Page	4	of	25

1	NAMES OF REPORTING PERSONS: Canaan Equity II Entrepreneurs LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		169,249

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		169,249

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	169,249

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	0001130258	Page	5	of	25

1	NAMES OF REPORTING PERSONS: Canaan Equity Partners II LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	0001130258	Page	6	of	25

1	NAMES OF REPORTING PERSONS: Stephen L. Green

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	7	of	25

1	NAMES OF REPORTING PERSONS: Deepak Kamra

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	8	of	25

1	NAMES OF REPORTING PERSONS: Gregory Kopchinsky

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	9	of	25

1	NAMES OF REPORTING PERSONS: Guy M. Russo

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	10	of	25

1	NAMES OF REPORTING PERSONS: John V. Balen

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	11	of	25

1	NAMES OF REPORTING PERSONS: Eric A. Young

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	0001130258	Page	12	of	25

1	NAMES OF REPORTING PERSONS: Charmers Landing LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	0001130258	Page	13	of	25

1	NAMES OF REPORTING PERSONS: Stonehenge LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	0001130258	Page	14	of	25

1	NAMES OF REPORTING PERSONS: Waubeeka LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,254,770

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,254,770

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,254,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	0001130258	Page	15	of	25

Item 1(a). Name of Issuer
Acme Packet, Inc.
Item 1(b). Address of Issuer’s Principal Executive Offices
5555 Oberlin Drive
San Diego, CA 92121
Item 2(a). Name of Person Filing
This statement is filed by (i) Canaan Equity II L.P. (“CE II”), a Delaware limited partnership, (ii) Canaan Equity II L.P. (QP) (“CE II QP”), a Delaware limited partnership, (iii) Canaan Equity II Entrepreneurs, LLC (“Entrepreneurs”), a Delaware limited liability company, (iv) Canaan Equity Partners II LLC (“CEP II”), a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (v) John V. Balen, (vi) Stephen L. Green, (vii) Deepak Kamra, (viii) Gregory Kopchinsky, (ix) Guy M. Russo, (x) Eric A. Young, (xi) Charmers Landing LLC (“Charmers”), a Delaware limited liability company, (xii) Stonehenge LLC (“Stonehenge”), a Delaware limited liability company, and (xiii) Waubeeka LLC (“Waubeeka”) a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in (i)-(xiii) above collectively as the “Reporting Persons.”
Item 2(b). Address of Principal Business Office or, if None, Residence
Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 285 Riverside Avenue, Suite 205, Westport, CT 06880. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.
Item 2(c). Citizenship
Each of CE II and CE II QP is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.
Item 2(d). Title of Class of Securities
This Schedule 13G report relates to the Common Stock, par value $0.01 per share (“Common Stock”), of Acme Packet, Inc.
Item 2(e). CUSIP Number
CUSIP number 0001130258
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

CUSIP No.	0001130258	Page	16	of	25
(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
None.
Item 4. Ownership
(a)	Amount Beneficially Owned

As of December 31, 2006, (i) CE II is the record holder of 2,131,873 shares of Common Stock (the “CE II Shares”), (ii) CE II QP is the record holder of 953,648 shares of Common Stock (the “CE II QP Shares”), (iii) Entrepreneurs is the record holder of 169,249 shares of Common Stock (the “Entrepreneurs Shares”; together with the CE II Shares and CE II QP Shares, the “Record Shares”). As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to own beneficially the Record Shares. As individual managers of CEP II, Messrs. Balen, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the Record Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the Record Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially the Record Shares.

(b)	Percent of Class:

Each Reporting Person: %. The Reporting Persons beneficially own, in the aggregate, approximately 5.6% of the outstanding Common Stock of the Issuer, based on the 58,442,419 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2006. For individual Reporting Person information, please see Item 11 of the cover pages hereto.

CUSIP No.	0001130258	Page	17	of	25
(c) Number of shares to which such person has:

	NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)

CE II	0	2,131,873	0	2,131,873
CE II QP	0	953,648	0	953,648
Entrepreneurs	0	169,349	0	169,349
CEP II	0	3,254,770	0	3,254,770

John V. Balen	0	3,254,770	0	3,254,770
Stephen L. Green	0	3,254,770	0	3,254,770
Deepak Kamra	0	3,254,770	0	3,254,770
Gregory Kopchinsky	0	3,254,770	0	3,254,770
Guy M. Russo	0	3,254,770	0	3,254,770
Eric A. Young	0	3,254,770	0	3,254,770
Charmers	0	3,254,770	0	3,254,770
Stonehenge	0	3,254,770	0	3,254,770
Waubeeka	0	3,254,770	0	3,254,770

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of
Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.
Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.
Item 8.	Identification and Classification of Members of the Group

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1 (b) (1) (ii) (J).
Item 9.	Notice of Dissolution of Group

Not applicable.
Item 10.	Certification

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No.	0001130258	Page	18	of	25
SIGNATURES
After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 13, 2007

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC.

By:	Canaan Equity Partners II LLC
Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

*

John V. Balen

*

Stephen L. Green

*

Deepak Kamra

*

Gregory Kopchinsky

CUSIP No.	0001130258	Page	19	of	25

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	0001130258	Page	20	of	25
Exhibit 1
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Acme Packet, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Executed as of February 13, 2007

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC.

By:	Canaan Equity Partners II LLC
Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

*

John V. Balen

*

Stephen L. Green

*

Deepak Kamra

*

Gregory Kopchinsky

CUSIP No.	0001130258	Page	21	of	25

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Joint Filing Agreement was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	0001130258	Page	22	of	25
Exhibit 2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
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CUSIP No.	0001130258	Page	23	of	25
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC
Its General Partner

By:	/s/ Harry T. Rein

Member/Manager

CANAAN EQUITY PARTNERS II LLC

By:	/s/ Harry T. Rein

Member/Manager

/s/ Harry T. Rein

Harry T. Rein

/s/ John V. Balen

John V. Balen

/s/ James C. Furnivall

James C. Furnivall

/s/ Stephen L. Green

Stephen L. Green

/s/ Deepak Kamra

Deepak Kamra

/s/ Guy M. Russo

Guy M. Russo

CUSIP No.	0001130258	Page	24	of	25

/s/ Gregory Kopchinsky

Gregory Kopchinsky

/s/ Eric A. Young

Eric A. Young

CUSIP No.	0001130258	Page	25	of	25
Exhibit 2
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.

CHARMERS LANDING LLC

By:	/s/ Stephen L. Green

Manager

STONEHENGE LLC

By:	/s/ Gregory Kopchinsky

Manager